                           [Newspaper Advertisement]

    [THE FOLLOWING IS A TRANSLATION OF AN ADVERTISEMENT APPEARING IN SPANISH]

                           AIG: YOU NEED YOUR CLAIMS
                                   ADJUSTED

In an effort which we believe is clearly intended TO DEFLECT ATTENTION FROM ITS FINANCIALLY INFERIOR OFFER FOR AMERICAN BANKERS INSURANCE GROUP, AIG has undertaken a program of misinformation, attempting to disparage Cendant's financial strength, track record, management and its ability to run an insurance business.

AIG'S CLAIMS ARE DISTORTED, FAR-FETCHED AND OUTRAGEOUS.

But don't take just our word for it. AIG should ask Goldman, Sachs, its own financial advisor, which has reaffirmed Cendant for its Priority List of most highly recommended stocks.

HERE'S WHAT GOLDMAN'S ANALYST HAD TO SAY ABOUT CENDANT, HIS NUMBER ONE STOCK PICK FOR 1998:

     OVERALL EXCELLENCE:     "By focusing exclusively on high growth, high
     ------------------      margin consistent consumer and business services
                             with a high percentage of recurring revenues and modest capital expenditure needs, CENDANT HAS
                             CREATED ONE OF THE BEST BUSINESS MODELS WE HAVE
                             COME ACROSS..."(1)

                 GROWTH:     "Cendant's internal growth opportunities are
                 ------      significant with the tremendous synergies created
                             between the marketing capabilities of [its] membership division and the expansive franchise systems in both the travel and real estate divisions."(2)

    SUPERIOR MANAGEMENT:     "We point out management has consistently
    -------------------      delivered better than expected results..."(2)

     FINANCIAL STRENGTH:     "Cendant is a cash flow machine currently
     ------------------      generating $1.3 billion in free cash
                             annually..."(2)

                             "There are very few [other] 25% growth stories in the market with the liquidity of $31 billion market cap that are insulated from the Asian economic crisis."(2)

                             "The branded consumer dominance and earnings consistency makes Cendant attractive..."(2)

In an ad in The Wall Street Journal (February 6, 1998) which attacked Cendant, AIG touted its own track record. But let's take note of some of the things not in the ad, but which The Wall Street Journal has had to say about AIG:

Focusing on AIG's "tighted-fisted" and "no-holds-barred" approach to paying claims, which has led to numerous "bad faith awards" against AIG as well as admonitions from the bench, a feature article in The Wall Street Journal (January 15, 1996) offered the following quotes from AIG customers:

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"We're not buying from AIG, and I would seriously hope I didn't have to."*

        --Risk Manager for State Industries, former customer which successfully fought to keep AIG from avoiding responsibility for its portion of a major award

"We just couldn't get along, and I was so happy when we no longer endorsed them..."*

        --General Counsel for the National School Boards Association

"There are days I'd just as soon shoot at them with a high-caliber weapon as shake their hands."*

        --Risk Manager for IMC Global


The Wall Street Journal also reported (September 10, 1992) how AIG's scandalous attempt to use Hurricane Andrew, which devastated large parts of Florida and the South in 1992, as an "opportunity to get price increases now," drew the wrath of the attorneys general and insurance commissioners of several states.

As to financial strength, Cendant's "A" credit rating is higher than American Bankers' ratings (which never kept American Bankers from succeeding in its insurance business). We have all the financial strength and stability needed to successfully build American Bankers' business in the future and we intend to do so.


                             THOSE ARE THE FACTS.
                                           -----

                     NOW LET'S GET BACK TO THE REAL ISSUE:
       THAT CENDANT'S $58 OFFER IS CLEARLY SUPERIOR TO AIG's $47 OFFER.


                                [CENDANT LOGO]

---------------
(1) Report dated February 5, 1998
(2) Report dated January 22, 1998
    Permission to use the quotes was neither sought nor obtained.
 * Reprinted from the Wall Street Journal. Copyright 1998 Dow Jones and Co. Inc.

Cendant and certain other persons named below may be deemed to be participants in the solicitation of proxies in opposition to the proposed merger of American Bankers and a subsidiary of AIG which will be sent to shareholders of American Bankers promptly after it is finalized in accordance with the Federal securities laws. The participants in the solicitation of proxies in opposition to the proposed AIG merger include the directors of Cendant: Walter A. Forbes, Henry R. Silverman, James E. Buckman, Bartlett Burnap, Leonard S. Coleman, T. Barnes Donnelly, Martin L. Edelman, Frederick D. Green, Stephen A. Greyser, Dr. Carole G. Hankin, Stephen P. Holmes, Robert D. Kunisch, Christopher K. McLeod, Michael P. Monaco, The Rt. Hon. Brian Mulroney, P.C., LL. D., Robert E. Nederlander, Burton C. Perfit, Anthony G. Petrello, Robert W. Pittman, E. John Rosenwald, Jr., Robert P. Rittereiser, Stanley M. Rumbough, Jr., Leonard Schutzman, E. Kirk Shelton, Robert F. Smith, John D. Snodgrass, Craig R. Stapleton and Robert T. Tucker; and the following officers of Cendant: Samuel L. Katz, Cosmo Corigliano,
John Fullmer, Laura T. Hamilton, Elliot Bloom, Ronen Stauber, Eric J. Bock and Cindy C. Hodnett. Certain directors of Cendant are also officers of Cendant. Cendant may contact holders of shares of American Bankers preferred stock and common stock by mail, telephone, facsimile, telegraph, the Internet, newspapers or other publications of general distribution and personal interviews.

As of the date of this communication, the directors and executive officers of Cendant do not beneficially own any of American Bankers' equity securities. Cendant is the beneficial holder of 371,200 shares of American Bankers common stock and 99,900 shares of American Bankers preferred stock.